EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Announces
Quarterly Cash Dividend

     CONCORD, NEW HAMPSHIRE, May 9, 2003 . . . ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.01 per share. The dividend is payable on June 15, 2003 to shareholders of record at the close of business on May 15, 2003.

      Rock of Ages initiated a dividend program this year. This is the second consecutive quarter that the Company has paid a cash dividend.

     About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.